UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

The Target Portfolio Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies:

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What to do now:

1.              Read the enclosed Proxy Statement.

2.              Review the voting instructions provided.

3.              VOTE!

Three easy ways to vote:

1.              Call the toll-free number on your proxy ballot card from a touch-tone telephone.

2.              By Internet. Have your proxy card available. Go to the website listed on the proxy card. Enter your control number from your proxy card. Follow the instructions on the website.

3.              Mail your completed proxy ballot card in the enclosed postage-paid envelope.

Voting by phone or Internet is available 24 hours a day, 7 days a week and must be received by 11:59 p.m. Eastern time on the day prior to the meeting.

If you have any questions before you vote, please call D.F. King & Co., Inc. at (800) 431-9642 toll-free. They will be happy to help you understand the proposal and assist you in voting.

The Board of Trustees of the Target Portfolio Trust, on behalf of its series the Target Total Return Bond Portfolio (the Portfolio), is recommending that shareholders approve a proposal for the acquisition of its assets and the assumption of its liabilities by the Prudential Total Return Bond Fund (the Prudential Fund). In addition to the accompanying proxy materials, this packet provides information about the proposed reorganization.

The Board recommends you vote to approve the proposal.

Please read the enclosed materials and vote your shares as soon as possible. The three methods for voting your shares are noted above to make it as easy as possible for you. We appreciate your quick response as it will help minimize communications costs.

Continued

What’s Inside
Answers to your questions about the proposed reorganization	2–6
Supplement to the prospectus	8

Answers to questions about the proposed reorganization of the Target Portfolio should be reviewed along with the enclosed proxy materials.

On what proposal am I being asked to vote?

Shareholders of the Target Portfolio are being asked to approve a proposal for the acquisition of its assets and the assumption of its liabilities by the Prudential Fund.

Note: Each shareholder with Class T shares of the Target Portfolio will receive Class Z shares of the Prudential Fund.

Why is this reorganization being proposed?

After careful review of a broad range of factors, including performance, expenses, organizational changes, and asset levels of the Target Portfolio and Prudential Fund, the Boards of Trustees/Directors of each Fund determined it is in the best interest of shareholders to merge the Target Portfolio into the Prudential Fund.

How do you expect shareholders to potentially benefit from this change?

Long-term performance: The Prudential Fund has provided stronger returns than the Target Portfolio over the past 1-year, 3-year, 5-year, and 10-year periods.

Performance (SEC Standardized Annualized Returns) as of 9/30/2014

	1-year	3-year	5-year	10-year
Prudential Total Return Bond Fund Z Shares	6.01%	5.17%	6.89%	6.14%
Target Total Return Bond Portfolio T Shares	3.15%	2.88%	4.34%	5.65%

Past performance does not guarantee future results, and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance of the Prudential fund listed, visit www.prudentialfunds.com. Prudential Total Return Bond Fund: Z shares do not carry a sales charge. Gross operating expenses: Class Z, 0.64%. Net operating expenses: Class Z, 0.58%, after contractual reduction through 2/29/2016. Target Total Return Bond Portfolio: T shares do not carry a sales charge. Gross operating expenses: Class T, 0.66%.

Total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. Performance by share class may vary.

Class Z shares generally are available to individual investors through certain retirement and mutual fund wrap and asset allocation programs, and to institutions at an investment minimum of $5,000,000. Performance by share class may vary. Other classes, which contain either a sales load or a contingent deferred sales charge, are also available. These additional expenses could lower the total fund return of a particular share class. Please see the prospectus for additional information about fees and expenses and investor eligibility requirements.

Lower expenses: The Prudential Fund has lower expenses than the Target Portfolio. The reorganization is expected to result in an even larger fund that, as a result, may have even lower expenses over the long term.

Net Operating Expenses*	Class Z / T**	Class R
Prudential Total Return Bond Fund	0.58%	1.08%
Target Total Return Bond Portfolio	0.66%	1.16%

*As of the date of each Fund’s most recent registration statement. For additional comparative information regarding the Fund’s expenses, please see the N-14 Proxy/Prospectus.

** Class T shares, like the Z share class, do not require an investor to pay an initial sales charge or contingent deferred sales charge, nor are they subject to any distribution and service (12b-1) fees.

Who is the subadviser of the Prudential Total Return Bond Fund?

The Prudential Total Return Bond Fund is subadvised by Prudential Fixed Income. Prudential Fixed Income is the largest public fixed income asset management unit of Prudential Investment Management, Inc. (PIM), a registered investment adviser, and is responsible for Fund management. It is one of the most experienced fixed income managers in the United States, with $534 billion in assets under management (as of September 30, 2014). Prudential Fixed Income offers a disciplined investment and risk management process, in-depth sector expertise, and one of the most sophisticated research organizations in the industry. Prudential Fixed Income or one of its predecessors has been managing proprietary fixed income portfolios since 1875 and accounts for institutional clients since 1928.

How would you compare the investment objectives, policies, and strategies of the funds?

Each Fund pursues total return consisting of income and capital appreciation with similar investment strategies, as outlined below:

Fund Name:	Prudential Total Return Bond Fund	Target Total Return Bond Portfolio
Investment Strategy:

•        Seeks to achieve its objective through a mix of current income and capital appreciation.

•        Invests in a diversified portfolio of bonds from multiple fixed income sectors including U.S. government securities, mortgage-related securities, asset-backed securities, corporate debt securities, and foreign debt securities.

•        Seeks investments that will pay income as well as increase in value.

•        Invests in a wide range of fixed income instruments comprised primarily of investment-grade sectors (government debt, mortgages, and investment-grade credit) found in the benchmark.

•        May also invest in a modest portion of assets in non-benchmark sectors including emerging market debt, high yield, and non-dollar denominated issues.

Benchmark:	Barclays U.S. Aggregate Bond Index	Barclays U.S. Aggregate Bond Index

What are the CUSIP and ticker symbols for the two Funds?

Prudential Total Return Bond Fund

Share Class	NASDAQ	CUSIP
Class A	PDBAX	74440B108
Class B	PRDBX	74440B207
Class C	PDBCX	74440B306
Class Q	PTRQX	74440B884
Class R	DTBRX	74440B801
Class Z	PDBZX	74440B405

Target Total Return Bond Portfolio

Share Class	NASDAQ	CUSIP
Class T	TATBX	875921884
Class R	TTBRX	875921819

Note: Class B shares are generally closed to new investors and will not accept subsequent purchases from existing shareholders. Please see the Fund’s current prospectus, as amended from time to time, for additional information.

If the proposal is approved, when will the proposed reorganization go into effect?

If the required shareholder approval is obtained, it is expected that the reorganization will be completed on or about March 2015.

How will you determine the number of shares of the Prudential Fund that each shareholder receives?

As of the New York Stock Exchange (NYSE) close of business on the closing date for the reorganization, each shareholder with Class T shares will receive a dollar value of whole and fractional shares of Class Z shares* of the Prudential Fund equal to the value of T shares held in the Target Portfolio. Each shareholder with Class R shares will receive a dollar value of whole and fractional shares of the Class R shares of the Prudential Fund equal to the value of the shares held in the Target Portfolio. The transaction is expected to occur as soon as practical following shareholder approval.

*The Class Z minimum initial amount will be waived for the Target Portfolio shareholders who receive Class Z shares as part of the reorganization and for any future purchases of Class Z of the Prudential Fund and for exchanging into Class Z shares of other Prudential Retail Funds.

Is the reorganization considered a taxable event for federal income tax purposes?

We do not expect the reorganization to result in a taxable gain or loss for U.S. federal income tax purposes. Sales by Target Portfolio of portfolio securities prior to the reorganization may result in realized gains or losses on such securities. Net realized gains in excess of prior-year capital loss carryforward (if any) would be distributed to shareholders of Target Portfolio prior to the reorganization. See the proxy statement and prospectus for more information.

What if there are not enough votes to approve the proposed reorganization by the scheduled shareholder meeting date?

If there are not enough votes to approve the reorganization by the scheduled shareholder meeting date, the meeting may be adjourned. The meeting may be adjourned for a reasonable amount of time in accordance with the organization documents that apply to the Target Portfolio and applicable state laws. If sufficient votes are not obtained by that date, the reorganization will not occur and we would continue to explore options for the Portfolio.

May a financial professional vote on my behalf?

Under existing NYSE rules, brokers, banks, and other nominees are not expected to be entitled to vote fund shares with respect to the reorganization unless the beneficial owner gives specific instructions for the vote. However, the Target Portfolio will forward proxy materials to brokers who are the record owners for beneficial owners. When a broker is unable to cast a vote because no specific instructions have been given, but executes and returns an unvoted proxy ballot card, the resulting “broker non-vote” counts toward establishing a quorum for the meeting. If sufficient votes for a quorum have not been obtained, the Target Portfolio may request that one or more brokers submit a specific number of broker non-votes in order to obtain a quorum. The Target Portfolio will only request these broker non-votes if it believes that this action will result in sufficient shareholder votes to approve the proposal at the meeting. Consequently, shareholders who oppose the proposal should vote against it.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days week by telephone, by mail via the enclosed proxy ballot card, and by Internet. If you hold the Target Portfolio within a brokerage account and receive statements directly from your bank or broker, please follow the instructions provided on your proxy card. You can also vote your shares by attending the meeting. Please see the enclosed proxy materials for complete details.

How do I sign the proxy ballot card?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy ballot cards. Joint accounts: Both owners must sign, and the signatures must conform exactly to the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

Whom do I call for more information?

Contact D.F. King & Co., Inc., the Target Portfolio’s proxy solicitor, at 1-800-431-9642 for additional information regarding the proxy or for a replacement proxy card.

Definitions

Barclays U.S. Aggregate Bond Index represents securities that are SEC-registered, taxable, and dollar denominated. The index covers the U.S. investment-grade fixed rate bond market, with index components for government and corporate securities, mortgage pass-through securities, and asset-backed securities.

An investment cannot be made directly in an index. All indexes are unmanaged and do not reflect deductions for any sales charges, operating expenses of a mutual fund, or taxes. Returns would be lower if they included the effect of these expenses.

Fund Risks

Mutual fund investing involves risks. The investment return and principal value will fluctuate, and the investment, when sold, may be worth more or less than the original cost. There is no guarantee a fund’s objectives will be achieved. The risks associated with each fund are explained more fully in each fund’s respective prospectus. For tax advice, clients should consult their tax professional regarding their particular situation.

Consider a fund’s investment objectives, risks, charges, and expenses carefully before investing. The prospectus and summary prospectus contain this and other information about the fund. Contact your financial professional for a prospectus or summary prospectus and read them carefully before investing.

Prudential Fixed Income is a unit of Prudential Investment Management, a registered investment adviser and Prudential Financial company. ©2014 Prudential Financial, Inc. and its related entities. Prudential Investments LLC, Prudential, the Prudential logo, and the Rock symbol are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency • May lose value • Are not a deposit of or guaranteed by any bank or any bank affiliate.

0271021-00001-00                                                                                              NS9805                                                                                                     12/2014

Every vote is important, whether your Fund holdings are large or small. Please review the materials and return your proxy ballot card by mail, vote online, or call in your vote today.

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THE TARGET PORTFOLIO TRUST
Target Total Return Bond Portfolio

Supplement dated November 10, 2014 to the
Prospectus and Statement of Additional Information dated September 25, 2014, as supplemented September 30, 2014, and the Summary Prospectus dated September 25, 2014, as supplemented September 29, 2014

Proposed Reorganization

The Board of Trustees of The Target Portfolio Trust (the “Trust”), on behalf of Target Total Return Bond Portfolio (the “Target Portfolio”), and the Board of Directors of Prudential Investment Portfolios Inc., 17 (PIP17), on behalf of Prudential Total Return Bond Fund (the “Prudential Fund”), recently approved the reorganization of the Target Portfolio into the Prudential Fund. Pursuant to this proposal, the assets and liabilities of Target Portfolio would be exchanged for shares of Prudential Fund. The Prudential Fund shares to be received by Target Portfolio shareholders in the reorganization will be equal in value, will be of the same class, except that Class T shareholders of the Target Portfolio will receive Class Z shares of the Prudential Fund, and each share class will be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Target Portfolio shares held by such shareholders immediately prior to the reorganization.

Under the terms of this proposal, Target Portfolio shareholders would become shareholders of the Prudential Fund. No sales charges would be imposed in connection with the proposed transaction. The Trust, for the benefit of the Target Portfolio, and PIP17, for the benefit of the Prudential Fund, anticipate obtaining an opinion of counsel to the effect that the reorganization transaction will not result in any adverse federal income tax consequences to either Fund or its respective shareholders.

This reorganization transaction is subject to approval by the shareholders of the Target Portfolio. It is anticipated that the proxy statement/prospectus relating to the reorganization transaction will be mailed to the Target Portfolio shareholders on or about late December 2014 and that the special meeting of the Target Portfolio shareholders will be held on or about February 17, 2015. If the required shareholder approval is obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinion, it is expected that the reorganization transaction will be completed on or about March 2015 or as soon as reasonably practicable once shareholder approval is obtained.

LR701